Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement"), is dated this 23rd day of September, 2015, by and between IGI Laboratories, Inc., having an address at 105 Lincoln Avenue, Buena, New Jersey 08310 (the "Company") and Stephen Richardson, having an address at 8 Nadler Court, Allendale, New Jersey 07401 (the "Executive"). The Company and the Executive are collectively referred to hereinafter as the "Parties."

RECITALS:

WHEREAS, the Company desires to employ the Executive on the terms and subject to the conditions set forth herein, and Executive is willing to accept such employment of the terms and conditions; and

WHEREAS, by virtue of such employment, Executive will have access to Proprietary Information of the Company and its subsidiaries (the "IGI Companies"); and

WHEREAS, Executive acknowledges and agrees that the Company (on behalf of itself and the IGI Companies) has a reasonable, necessary and legitimate business interest in protecting its own and the IGI Companies' Proprietary Information, client accounts, relationships with prospective clients, Goodwill and ongoing business, and that the terms and conditions set forth in this Agreement are reasonable and, necessary in order to protect these legitimate business interests.

NOW THEREFORE, in consideration of the representations, warranties, covenants, and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are conclusively acknowledged, the Parties, intending to become legally bound, agree as follows:

AGREEMENT

1.           DEFINITIONS

1.1.          Specific Definitions. Capitalized terms not defined elsewhere herein shall have the following meanings ascribed to them:

"Change in Control" shall mean the occurrence of any of the following events:

(a)          any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other (i) than an individual or entity holding securities of the Company as of the date hereof which represent 3% or more of the outstanding voting power of the all securities on matters to be generally voted upon by the Company's stockholders, (ii) the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (iii) Signet healthcare Partners, its affiliates or any of its affiliated funds, or (iv) any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company) is or becomes the owner, directly or indirectly, of outstanding securities of the Company representing 60% or more of the combined voting power of the Company's then outstanding securities;

(b)          the consummation of a merger or consolidation of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 40% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a re-capitalization of the Company (or similar transaction) or a reincorporation of the Company into another jurisdiction; or

(c)          a sale of all or substantially all of the assets of the Company.

"Goodwill" means the expectation of continued patronage from client accounts and new patronage from prospective clients.

"Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a limited liability company, or a governmental entity (or any department, agency, or political subdivision thereof).

"IGI Business" means the businesses provided by any of the IGI Companies.

"IGI Companies" or "IGI Company" means the Company, its subsidiaries (including the Company), and any entity under the control (as defined in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended, without regard to whether any party is a "registrant" under such Act) of IGI, and any of their successors or assigns.

2.           POSITION, RESPONSIBILITIES AND TERM

2.1.          Executive's Position. On the terms and subject to the conditions set forth in this Agreement, as of the Effective Date (as defined below), the Company shall employ Executive to serve as an officer of the Company and Chief Scientific Officer of the Company. The Executive shall report directly to the Chief Executive Officer. Executive shall perform such services in the Company's offices in Buena and Metro Park, New Jersey, or such other location or locations as the Executive and the Board shall agree; provided, however, that Executive will be required to travel from time to time for business purposes.

2.2.          Executive's Responsibilities. The Executive shall perform all duties customarily attendant to the position and shall perform such services and duties commensurate with such position as may from time to time be reasonably prescribed by the Board.

2.3.          No Conflicts of Interest. Executive further agrees that throughout the period of his employment hereunder, he will not perform any activities or services, or accept such other employment which would be inconsistent with this Agreement, the employment relationship between the Parties, or would interfere with or present a conflict of interest concerning Executive's employment with the Company; provided, that Executive shall be permitted to serve on the boards of directors of such other companies as the Board shall approve and that Executive may make personal investments and may act as a director and engage in other activities for any charitable, educational, or other nonprofit institution, as long as such investments and activities do not materially interfere with the performance of Executive's duties hereunder. Executive agrees to adhere to and comply with any and all business practices and requirements of ethical conduct set forth in writing from time to time by the Company in its employee manual or similar publication.

2.4.          Term. This Agreement shall become effective on October 5, 2015 (the "Effective Date") and will govern Executive's employment by the Company until that employment ceases (such period of Executive's employment is herein referred to as the "Term").

3.           ACCEPTANCE

Executive hereby accepts such employment and agrees that throughout the Term, Executive will devote his full business time, attention, knowledge and skills faithfully, diligently and to the best of his ability, in the furtherance of the business of the IGI Companies.

4.           COMPENSATION

4.1.          Base Salary. The Executive shall receive an initial annual salary of Three Hundred Thousand ($300,000) Dollars (the "Base Salary") paid in accordance with the Company's payroll practices, as in effect from time to time. The Base Salary shall be reviewed on an annual basis by the Company and may be adjusted from time to time by the Company.

4.2.          Benefits. In addition to such compensation, Executive shall be entitled to the benefits which are afforded generally, from time to time to similarly situated executive employees of the IGI Companies. Notwithstanding the foregoing, nothing contained in this Agreement shall require the IGI Companies to establish, maintain or continue any of the group benefits plans already in existence or hereafter adopted for the employees of the IGI Companies, or restrict the right of the IGI Companies to amend, modify or terminate such group benefit plans in a manner which does not discriminate against Executive as compared to other executive employees of IGI Companies.

4.3.          Paid Time Off. Executive shall be entitled to 20 business days of paid time off (consisting of vacation and personal days) and holidays as are provided in general to similarly situated employees of the IGI Companies, in accordance with usual practices and procedures. Without limiting the foregoing, unless otherwise required by law, Executive shall not be entitled to any additional compensation for any unused paid time off. Paid time off shall stop accruing once Executive has accumulated and not used the number of days to which he is entitled to in a year.

4.4.          Annual Performance Bonus. The Executive shall be eligible to receive an annual performance bonus (the "Annual Bonus") for each calendar year during the Term (each a "Fiscal Year"), which may be payable, in the discretion of the Board or the Compensation Committee of the Board (the "Committee"), in the form of cash, stock options and/or restricted equity not later than 75 days after the end of such Fiscal Year; provided, however, that the Executive must be employed by the Company on December 31 of a Fiscal Year in order to be eligible for an Annual Bonus under this Section 4.4 for such Fiscal Year.

The Executive's target Annual Bonus will be 40% of Executive's Base Salary (threshold of 30% maximum of 60%) then in effect for each subsequent Fiscal Year. The actual amount of the Annual Bonus with respect to the 2015 calendar year, and any subsequent Fiscal Years, will be determined by the Board or the Committee, in their discretion, with reference to the Executive's and the Employer's fulfillment of performance goals established by the Committee with respect to the applicable Fiscal Year. With respect to the remainder of the 2015 calendar year, if the 2015 Performance Goals established by the Committee are attained, Executive shall be allocated a pro-rata bonus calculated as 3/12ths of the bonus payment that would have been allocated by the Board or the Committee for service over a 12 month period.

4.5.        Grant of Equity Awards.

(a)          Equity Awards. As soon as practicable following the Effective Date of this agreement and subject to the approval of the Board, Executive will receive the following equity grants pursuant to the Company's 2009 Equity Incentive Plan, as amended: (i) 25,000 Restricted Stock Units; and (ii) 200,000 stock options, strike price TBD on the first day of employment and equal to the fair market value of the Company’s common stock subject to the options on that date in accordance with the terms of the 2009 Equity Incentive Plan, as amended.

(b)          Vesting. Except as otherwise set forth in Section 8 hereof, the shares subject to the Restricted Stock Unit Award and stock option shall become fully vested over a period of three years as follows: (a) one-third of the shares subject to such awards shall vest on the first anniversary of the Effective Date, (b) one-third of the shares subject such awards shall vest on the second anniversary of the Effective Date and (iii) one-third of the shares subject to such awards shall vest on the third anniversary of the Effective Date.

(c)          Accelerated Vesting. Notwithstanding the foregoing, immediately prior to a Change in Control (as defined in Section 1.1 above), any Restricted Stock Units and any stock options that then remain unvested will become vested, provided the Executive remains in continuous service with the Company through the consummation of that Change in Control.

5.           EXPENSES

The Company shall reimburse Executive, in accordance with the Company’s policy on expense reimbursements, for all expenses reasonably and properly incurred by Executive in connection with the performance of Executive's duties hereunder and the conduct of the business of the Company, including business-related travel expenses, upon the submission to the Company (or its designee) of appropriate vouchers therefor.

6.           CONFIDENTIAL INFORMATION AND PROPERTY

6.1.        Confidentiality. The Executive recognizes and acknowledges that the Proprietary Information (as defined below) is a valuable, special and unique asset of the business of the Company and its affiliates. As a result, both during the Term and thereafter, the Executive will not, without the prior written consent of the Company, for any reason divulge to any third-party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company and its affiliates, any Proprietary Information. Notwithstanding the foregoing, if the Executive is compelled to disclose Proprietary Information by court order or other legal or regulatory process, to the extent permitted by applicable law, he shall promptly so notify the Company so that it may seek a protective order or other assurance that confidential treatment shall be afforded to such Proprietary Information, and the Executive shall reasonably cooperate with the Company and its affiliates in connection therewith. If the Executive is so obligated by court order or other legal process to disclose Proprietary Information, he will disclose only the minimum amount of such Proprietary Information as is necessary for the Executive to comply with such court order or other legal process.

6.2.        Property of the Company.

(a)          Proprietary Information. All right, title and interest in and to Proprietary Information will be and remain the sole and exclusive property of the Company and its affiliates. The Executive will not remove from the Company's or its affiliates offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company or its affiliates unless necessary or appropriate in the performance of his duties to the Company and its affiliates. If the Executive removes such materials or property in the performance of his duties, he will return such materials or property promptly after the removal has served its purpose. The Executive will not make, retain, remove and/or distribute any copies of any such materials or property, or divulge to any third person the nature of and/or contents of such materials or property, except to the extent necessary to satisfy contractual obligations of the Company or its affiliates or to perform his duties on behalf of the Company and its affiliates. Upon termination of the Executive's employment with the Company, he will leave with the Company and its affiliates or promptly return to the Company and its affiliates all originals and copies of such materials or property then in his possession.

(b)          Intellectual Property. The Executive agrees that all the Intellectual Property (as defined below) will be considered "works made for hire" as that term is defined in Section 101 of the Copyright Act (17 U.S.C. § 101) and that all right, title and interest in such Intellectual Property will be the sole and exclusive property of the Company and its affiliates. To the extent that any of the Intellectual Property may not by law be considered a work made for hire, or to the extent that, notwithstanding the foregoing, the Executive retains any interest in the Intellectual Property, the Executive hereby irrevocably assigns and transfers to the Company and its affiliates any and all right, title, or interest that the Executive may now or in the future have in the Intellectual Property under patent, copyright, trade secret, trademark or other law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Company and its affiliates will be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, trademarks and other similar registrations with respect to such Intellectual Property. The Executive further agrees to execute any and all documents and provide any further cooperation or assistance reasonably required by the Company, at the Company's expense, to perfect, maintain or otherwise protect its rights in the Intellectual Property. If the Company or its affiliates, as applicable, are unable after reasonable efforts to secure the Executive's signature, cooperation or assistance in accordance with the preceding sentence, whether because of the Executive's incapacity or any other reason whatsoever, the Executive hereby designates and appoints the Company, the appropriate affiliate, or their respective designee as the Executive's agent and attorney-in-fact, to act on his behalf, to execute and file documents and to do all other lawfully permitted acts necessary or desirable to perfect, maintain or otherwise protect the Company's or its affiliates' rights in the Intellectual Property. The Executive acknowledges and agrees that such appointment is coupled with an interest and is therefore irrevocable.

For purposes of this Agreement, "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications claiming such inventions, (b) all trademarks, service marks, trade dress, logos, trade names, fictitious names, brand names, brand marks and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methodologies, technical data, designs, drawings and specifications), (f) all computer software (including data, source and object codes and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments thereof (in whatever form or medium), or (i) similar intangible personal property which have been or are developed or created in whole or in part by the Executive (1) at any time and at any place while the Executive is employed by Company and which, in the case of any or all of the foregoing, are related to and used in connection with the business of the Company or its affiliates, or (2) as a result of tasks assigned to the Executive by the Company or its affiliates.

For purposes of this Agreement, "Proprietary Information" means any and all proprietary information developed or acquired by the Company or any of its subsidiaries or affiliates that has not been specifically authorized to be disclosed. Such Proprietary Information shall include, but shall not be limited to, the following items and information relating to the following items: (a) all intellectual property and confidential or proprietary knowledge, information or rights of the Company (including, without limitation, the Intellectual Property, trade secrets, books and records, know-how, inventions, discoveries, processes and systems, as well as any data and records pertaining thereto), (b) computer codes and instructions, processing systems and techniques, inputs and outputs (regardless of the media on which stored or located) and hardware and software configurations, designs, architecture and interfaces, (c) business research, studies, procedures and costs, (d) financial data, (e) distribution methods, (f) marketing data, methods, plans and efforts, (g) the identities of actual and prospective customers and suppliers, (h) the terms of contracts and agreements with, the needs and requirements of, and the Company's or its affiliates' course of dealing with, actual or prospective customers and suppliers, (i) personnel information, (i) customer and vendor credit information, and (k) information received from third parties subject to obligations of non-disclosure or non-use. Failure by the Company or its affiliates to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information.

7.           NON-SOLICITATION, NON-COMPETITION AND CONFLICTS OF INTEREST

7.1.        Non-Solicitation.

(a)          Except in the normal course of business on behalf of any IGI Company, Executive agrees that during the Term he will not, directly or indirectly, (i) solicit, sell, provide services to, consult for, or accept any request to provide, or induce the termination, cancellation or non-renewal of, any IGI Business from or by any person, corporation, firm or other entity which was a client of an IGI Company or which was contacted by an IGI Company as a prospective client at anytime, or (b) solicit, offer, negotiate or otherwise seek to acquire any interest in any prospective acquisition of an IGI Company, which was a prospective acquisition of an IGI Company at any time.

(b)          Except in the normal course of business on behalf of any IGI Company, Executive agrees that after the Term he will not, directly or indirectly, (i) solicit, sell, provide services to, consult for, or accept any request to provide, or induce the termination, cancellation or non-renewal of, any IGI Business from or by any person, corporation, firm or other entity which was a client of an IGI Company or which was contacted by an IGI Company for the purposes of becoming a client at anytime within twelve months prior to the end of the Term, or (ii) solicit, offer, negotiate or otherwise seek to acquire any interest in any entity of business which was contacted by an IGI Company as a prospective acquisition within twelve (12) months prior to the end of the Term. The restrictions contained in this Section 7.l(b) shall apply for twelve (12) months following the end of the Term.

7.2.        No Hiring. Executive further agrees that he will not, directly or indirectly, solicit the employment, consulting or other services of, or hire, any other employee of any IGI Company or otherwise induce any of such employees to leave such IGI Company's employment or to breach an employment or independent contractor agreement therewith. The restrictions contained in this Section 7.2 shall apply throughout the Term hereof and thereafter until twenty-four (24) months following the date on which Executive is no longer employed by any IGI Company.

7.3.        Miscellaneous. Without limiting the provisions of Section 18, in the event of any assignment by the Company permitted under such section, the restrictive periods contained in this Section 7 shall be determined by reference to the termination of Executive's employment with any permitted assignee of the Company.

8.           TERMINATION

Either party may terminate the Executive's employment at any time for any reason, provided that the Executive shall provide thirty (30) days advance written notice of any such termination. Upon cessation of his employment with the Company, the Executive will be entitled only to such compensation and benefits as described in this Section 8.

8.1.        Termination by the Company Without Cause. Company shall have the right to terminate Executive's employment hereunder "without cause" by giving Executive written notice to that effect. Any such termination of employment shall be effective on the date specified in such notice. In the event of such termination, the Company shall (i) pay Executive his unpaid Base Salary through the effective date of termination and any business expenses remaining unpaid on the effective date of the termination for which Executive is entitled to be reimbursed under Section 5 of this Agreement; (ii) pay Executive an amount per month equal to one-twelfth of his then adjusted Base Salary for the period commencing on the date following the date of termination and ending on the date which is six (6) months following the effective date of termination; (iii) pay Executive an amount equal to a pro-rata portion of the Annual Bonus that would otherwise have been payable to Executive for the Fiscal Year in which the termination occurs, determined in the same manner and payable at the same time as such Annual Bonus would otherwise have been payable had Executive's employment not terminated, with such pro-ration to be determined based on the number of months (and any fraction thereof) Executive is employed during the Fiscal Year in which termination occurs, relative to 12 months; and (iv) to the extent then unvested, cause to become vested a pro-rata portion of the awards granted to the Executive, equal to the quotient of the number of full months that have transpired between the Effective Date and the date of termination, divided by 36, provided, however, that without limiting any other remedy available hereunder, all obligations described in this Section 8.1 shall immediately terminate upon a judge's determination that Executive has breached the provisions of Section 6 or 7 hereof.

For the purpose of this Agreement, "Cause" shall mean (i) commission of a willful and material act of dishonesty in the course of Executive's duties hereunder, (ii) conviction by a court of competent jurisdiction of a crime constituting a felony or conviction in respect of any act involving fraud, dishonesty or moral turpitude, (iii) Executive's performance under the influence of controlled substances, or continued habitual intoxication, during working hours, after the Company shall have provided written notice to Executive and given Executive 30 days within which to commence rehabilitation with respect thereto, and Executive shall have failed to commence such rehabilitation or continued to perform under the influence after such rehabilitation, (iv) frequent or extended, and unjustifiable (not as a result of incapacity or disability) absenteeism which shall not have been cured within 30 days after the Company shall have advised Executive in writing of its intention to terminate Executive's employment in accordance with the provisions of this Section 8.1, in the event such condition shall not have been cured, (v) Executive's personal, willful and continuing misconduct or refusal to perform duties and responsibilities described in Section 2 above, or to carry out directives of the Board, which, if capable of being cured, shall not have been cured within 60 days after the Company shall have advised Executive in writing of its intention to terminate Executive's employment in accordance with the provision of this Section 8.1 or (vi) material non-compliance with the terms of this Agreement, including but not limited to any breach of Section 6 or Section 7 of this Agreement.

8.2.        Other Terminations. If the Executive's employment with the Company ceases for any reason other than as described in Section 8.1 above (including but not limited to termination (a) by the Company for Cause, (b) as a result of the Executive's death, (c) as a result of the Executive's Disability, or (d) as a result of resignation by the Executive), then the Company's obligation to the Executive will be limited solely to the payment of unpaid Base Salary through the date of such termination. All compensation and benefits will cease at the time of such termination and, except as otherwise required by COBRA, the Company will have no further liability or obligation by reason of such termination. The foregoing will not be construed to limit the Executive's right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract.

For the purpose of this Agreement, a "Disability" shall be deemed to have occurred (i) when Executive has become eligible for disability benefits under the Company's long-term group disability policy, if any, or, if no policy is then in effect, (ii) when such incapacity or disability, as defined below, shall have existed for either (A) one continuous period of six months or (B) a total of seven months out of any twelve consecutive months.

8.3.        Miscellaneous Termination Provisions. Executive, upon termination or expiration of employment for any reason, hereby irrevocably promises to:

(a)          Return all property of the IGI Companies in his possession or within his custody and control wherever located immediately upon such termination.

(b)          Participate in an exit interview with a designated person or persons of Company if requested by the Company.

(c)          Subject to obligations under applicable laws and regulations, not publicly make any statements or comments that disparage the reputation of any of the IGI Companies or their senior officers or directors.

8.4.        Release. Notwithstanding any other provision of this Agreement, the payments and benefits described in Section 8.1 are conditioned on Executive's execution and delivery to the Company, within 60 days following his cessation of employment, of a general release of claims against the Company and its affiliates in such form as the Company may reasonably require in a manner consistent with the requirements of the Older Workers Benefit Protection Act (the "Release"). The salary continuation benefits described in Section 8.1 will begin to be paid or provided as soon as the Release becomes irrevocable; provided, however, that if the 60-day period described in the previous sentence begins in one taxable year and ends in a second taxable year and if the cash payments and benefits described in Section 8.1 exceed the limitations applicable to a "separation pay plan" under Treas. Reg. § 1.409A-l(b)(9)(iii), such payments and other rights shall not commence until the second taxable year.

8.5.        Section 409A. All payments to be made under Section 8.1 of this Agreement may only be made upon a "Separation from Service" within the meaning of Treas. Reg. §1.409A-1(h) (or any successor provision). If the termination giving rise to the payments described in Section 8.1 is not a Separation from Service, then the amounts otherwise payable pursuant to that section will instead be deferred without interest and will not be paid until Executive experiences a Separation from Service . To the maximum extent permitted under Section 409A of the Code and its corresponding regulations, the cash severance benefits payable under this Agreement are intended to meet the requirements of the short-term deferral exemption under Section 409A of the Internal Revenue Code and the "separation pay exception" under Treas. Reg. §1.409A-1(b)(9)(iii). For purposes of the application of Treas. Reg. §1.409A-l(b)(4) (or any successor provision), each payment in a series of payments will be deemed a separate payment.

9.           REMEDIES

Executive acknowledges that the services to be rendered by him are of a special, unique and extraordinary character and that it would be extremely difficult or impracticable to replace such services, that the material provisions of this Agreement are of crucial importance to the Company and that any damage caused by the breach of Sections 6 or 7 of this Agreement would result in irreparable harm to the business of the Company for which money damages alone would not be adequate compensation. Accordingly, Executive agrees that if he violates Sections 6 or 7 of this Agreement, the Company shall, in addition to any other rights or remedies of the Company available at law, be entitled to equitable relief in any court of competent jurisdiction, including, without limitation, temporary injunction and permanent injunction.

10.          WITHHOLDING

Each payment to Executive under this Agreement shall be reduced by any amounts required to be withheld by the Company from time to time under applicable laws and regulations then in effect.

11.          EXECUTIVE'S REPRESENTATIONS AND WARRANTIES

11.1.        General. Executive represents and warrants to the Company that the execution of this Agreement and the performance of his duties as contemplated hereunder do not conflict with any other agreement, law, rule, regulation, or court order by which he is bound.

11.2.        No Impairment. Executive represents and warrants that he is not subject to any agreement or contract that would preclude or impair, in any way, his ability to carry out his duties under this Agreement for the Company.

11.3.        No Confidential Information. Executive has not removed from any prior employer any confidential information.

11.4.        No Restrictive Agreements. Executive represents and warrants that, Executive has not heretofore entered into, has not been and is currently not subject to the provisions of, any employment contract, sales and purchase agreement or other agreement (whether oral or written) of any nature whatsoever with any other organization, individual or business entity, which prevents or restricts Executive from competing with, or soliciting the clients, customers, business or employees (including, without limitation for the purposes of hiring such employees) of, such other organization, individual or business entity or any other entity for any period of time or within any geographical area, whether heretofore expired or not ("Pre-existing Agreements"), other than such contracts or agreements as Executive has heretofore disclosed to Company in writing.

12.          INTELLECTUAL PROPERTY AND OWNERSHIP OF BUSINESS

12.1.        Ownership of Records. Executive agrees that all papers, documents, records, business accounts, generated by Executive during the conduct of such business or given to Executive during and in the course of his employment with Company is the exclusive property of the Company and shall remain with the Company upon Executive's termination.

12.2.        Intellectual Property. Executive further agrees to assign without further consideration all intellectual property, including but not limited to inventions, discoveries or any material produced by him during the course of his employment hereunder (including modifications or refinements of such materials) to the Company in their entirety. Such assignment and transfer is a complete and total assignment and transfer of any right Executive may have in such intellectual property and includes any patent, copyright, trade or service mark or the right to obtain any such patent, copyright, trade or service mark, and any trade secret rights in such material. This provision does not entitle Executive to any additional compensation, with such compensation, if any, being entirely within the discretion of Company.

13.         ENTIRE AGREEMENT; NO AMENDMENT

No agreements or representations, oral or otherwise, express or implied, have been made by either Party, with respect to Executive's employment by any IGI Company, that are not set forth expressly in this Employment Agreement. This Agreement supersedes and cancels any other prior agreement relating to Executive's employment by any IGI Company, except that Executive shall remain liable for any breaches of any provisions relating to restrictive covenants (including non-solicitation, non-compete, non-hire) and confidentiality contained in any such prior agreements. No amendment or modification of this Agreement shall be valid or binding unless made in writing and signed by the Party against whom enforcement thereof is sought.

14.          NOTICES

All notices, demands and requests of any kind which either Party may be required or may desire to serve upon the other Party hereto in connection with this Agreement shall be delivered only by courier or other means of personal service, which provides written verification of receipt, or by registered or certified mail return receipt requested (each, a "Notice"). Any such Notice delivered by registered or certified mail shall be deposited in the United States mail with postage thereon fully prepaid or if by courier then deposited with the courier. All Notices shall be addressed to the Parties to be served as follows:

(a)	If to the Company, at the Company's address set forth on the first page hereof.

(b)	If to Executive, at Executive's address set forth on the first page hereof.

Either of the Parties hereto may at any time and from time to time change the address to which notice shall be sent hereunder by notice to the other Party given under this Section. All such notices, requests, demands, and other communications shall be effective when received at the respective address set forth above or as then in effect pursuant to any such change.

15.          WAIVERS

No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default.

16.          GOVERNING LAW

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

17.          SEVERABILITY

The provisions of this Agreement are intended to be interpreted in a manner which makes them valid, legal, and enforceable, in the event any provision of this Agreement is found to be partially or wholly invalid, illegal or unenforceable, such provision shall be modified or restricted to the extent and in the manner necessary to render it valid, legal, and enforceable, it is expressly understood and agreed between Executive and the Company that such modification or restriction may be accomplished by mutual accord between the Parties or, alternatively, by disposition of a court of law. If such provision cannot under any circumstances be so modified or restricted, it shall be excised from this Agreement without affecting the validity, legality or enforceability of any of the remaining provisions.

18.         ASSIGNMENT

Executive may not assign any rights (other than the right to receive income hereunder) under this Agreement without the prior written consent of the Company. This Agreement may be assigned without the consent of Executive, and the provisions of this Agreement shall be binding upon and shall inure to the benefit of the assignee hereof.

19.         MISCELLANEOUS

For the avoidance of doubt, the provisions of sections 6 and 7, and any other ongoing duties of the parties hereto, shall each survive termination or expiration of this Agreement.

20.         COUNTERPARTS

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Signature pages may be detached for multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

21.          HEADINGS

The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

22.          CONSTRUCTION OF AGREEMENT

All Parties agree that this Agreement shall be construed in such a manner so as not to favor one party or the other regardless of which party has drafted this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

IGI LABORATORIES, INC.

By:	/s/ Jason Grenfell-Gardner
Name:	Jason Grenfell-Gardner
Title:	President and CEO

/s/ Stephen Richardson
Stephen Richardson

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